Exhibit 99.1

LIVE OAK BANCSHARES, INC. REPORTS SECOND QUARTER 2021 RESULTS

Wilmington, NC, July 21, 2021 - Live Oak Bancshares, Inc. (Nasdaq: LOB) (“Live Oak” or “the Company”) today reported second quarter 2021 net earnings available to common shareholders of $63.6 million, or $1.41 per diluted share. The second quarter of 2021 included a pretax gain of $44.1 million related to an investment in Greenlight Financial Technologies, Inc. (“Greenlight”) accounted for as an equity security.

“The second quarter of 2021 showed strength across all of Live Oak’s key metrics. Our loan originations exceeded $1.0 billion, core revenues continued a strong growth trend, and our efforts in financial technology lifted earnings and capital,” said Live Oak Chairman and CEO James S. (Chip) Mahan, III. “We strongly believe in our model and will continue to focus on financial technology while serving the small business communities that are the backbone of the American economy. Our teams have an unwavering dedication to small business owners and the quarter reflects our commitment to fueling their growth.”

Second Quarter 2021 Key Measures

(Dollars in thousands, except per share data)			Increase (Decrease)
	2Q 2021	2Q 2020	Dollars	Percent	1Q 2021
Net interest income and servicing revenues	$77,680	$47,589	$30,091	63%	$76,384
Net income	63,582	3,777	59,805	1,583	39,427
Diluted earnings per share	1.41	0.09	1.32	1,467	0.88
Non-GAAP net income (1)	63,582	3,777	59,805	1,583	39,340
Non-GAAP diluted earnings per share (1)	1.41	0.09	1.32	1,467	0.88
Loan and lease production:
Loans and leases originated	$1,153,693	$2,175,055	$(1,021,362)	(47)%	$1,180,219
% Fully funded	58.6%	89.8%	n/a	n/a	77.7%
Total loans and leases	$6,506,334	$5,626,624	$879,710	16%	$6,533,495
Total assets	8,243,186	8,209,154	34,032	0	8,417,875
Total deposits	6,520,833	5,873,292	647,541	11	6,316,004

(1) See accompanying GAAP to Non-GAAP Reconciliation.

Loans and Leases

At June 30, 2021, the total loan and lease portfolio was $6.51 billion, 15.6% above its level a year ago and 0.4% below its level at March 31, 2021.  Compared to the first quarter of 2021, loans and leases held for investment decreased $15.3 million, or 0.3%, to $5.44 billion while loans held for sale decreased $11.8 million, or 1.1%, to $1.06 billion. Average loans and leases were $6.58 billion during the second quarter of 2021 compared to $6.35 billion during the first quarter of 2021. Excluding PPP, the total loan and lease portfolio increased by $1.64 billion, or 41.7%, compared the second quarter of 2020 and $490.6 million, or 9.6% compared to the first quarter of 2021.

The total loan and lease portfolio of $6.51 billion is comprised of $927.3 million of Paycheck Protection Program (“PPP”) loans, net of deferred fees and costs, at June 30, 2021, which are carried at historical cost classified as held for investment. The unguaranteed percentage of the total loan and lease portfolio is significantly influenced by the inclusion of PPP loans carrying a 100% government guarantee. The total loan and lease portfolio at June 30, 2021, and March 31, 2021, of $6.51 billion and $6.53 billion, respectively, was comprised of 44.9% and 41.6% of unguaranteed loans and leases, respectively.

Loan and lease originations totaled $1.15 billion during the second quarter of 2021, a decrease of $26.5 million, or 2.2%, from the first quarter of 2021. Excluding PPP loans in each quarter, loan and lease originations totaled $1.11 billion for the second quarter of 2021, a 65.7% increase from the prior quarter and a 159.0% increase from the second quarter of 2020.

Deposits

Total deposits increased to $6.52 billion at June 30, 2021, an increase of $647.5 million compared to June 30, 2020, and an increase of $204.8 million compared to March 31, 2021.

The increase in total deposits from the prior quarter provides support for the growth in the loan and lease portfolio, excluding PPP loans, and origination activities during the second quarter of 2021.  Average total interest-bearing deposits for the second quarter of 2021 increased $482 million, or 8.2%, to $6.35 billion, compared to $5.86 billion for the first quarter of 2021. The ratio of average total loans and leases to average interest-bearing deposits was 103.7% for the second quarter of 2021, compared to 108.2% for the first quarter of 2021.  The ratio is influenced by average PPP loan volume and the use of the Federal Reserve’s Paycheck Protection Program Liquidity Facility (“PPPLF”) classified as long-term borrowings.

Borrowings

Borrowings totaled $1.01 billion at June 30, 2021, compared to $1.72 billion and $1.47 billion at June 30, 2020, and March 31, 2021, respectively.  During the second quarter of 2021, the Company decreased borrowings by $453.5 million primarily by reducing the outstanding balance in the Federal Reserve’s PPPLF to $961.0 million as of June 30, 2021, compared to $1.41 billion at March 31, 2021. The PPPLF has a 100% advance rate equal to the principal amount of PPP loans pledged as security and carries an interest rate of 0.35%, and loans financed under the PPPLF have a neutral impact on regulatory leverage capital ratios.

Net Interest Income

Net interest income for the second quarter of 2021 increased to $71.5 million compared to $40.9 million for the second quarter of 2020 and $70.0 million for the first quarter of 2021.

The increase for the second quarter of 2021 compared to the second quarter of 2020 was driven by the significant growth in the total loan and lease portfolios. The increase in net interest income comparing these two periods was also driven by fees earned through the forgiveness of PPP loans and the reduction in the average rate on interest bearing liabilities from 1.65% for the second quarter of 2020 to 0.86% for the second quarter of 2021.

The net interest margin decreased from the first quarter of 2021 by 18 basis points, from 3.81% to 3.63%.  The yield on interest earnings assets for the second quarter of 2021 decreased 34 basis points compared to the first quarter of 2021 and was primarily driven by a reduction in fees recognized on PPP loans.  The reduction in asset yield was mitigated by the 16 basis point reduction in the average cost of interest-bearing liabilities from 1.02% for the quarter ended March 31, 2021, to 0.86% for the quarter ended June 30, 2021.  The reduction in the cost of interest-bearing liabilities compared to the first quarter of 2021 was largely the result of the maturation and repricing of the certificates of deposit portfolio.

Noninterest Income

Noninterest income for the second quarter of 2021 increased to $70.1 million compared to $22.4 million for the second quarter of 2020 and $31.1 million for the first quarter of 2021.  The primary drivers behind these increased levels of noninterest income are outlined below.

The largest driver of the increase in noninterest income for the second quarter of 2021 arose from equity security investment gains of $44.3 million, principally comprised of $44.1 million associated with the Company’s investment in Greenlight. This second quarter gain in Greenlight was the result of an increase in the observable fair market value of the Company’s investment through an arm’s length sale of a portion of the Company’s shares in the investee.

The loan servicing asset revaluation resulted in a loss of $3.2 million for the second quarter of 2021 compared to a loss of $1.6 million for the second quarter of 2020 and a gain of $1.5 million for the first quarter of 2021.  The decrease in the loan servicing asset valuation from the prior quarter was largely the result of amortization of the guaranteed serviced loan portfolio.

The Company’s net gains on sales of loans increased $4.3 million compared to the first quarter of 2021 and increased $5.5 million compared to the second quarter of 2020.  The average net gain on guaranteed loan sales increased to $114.8 thousand per million sold for the second quarter of 2021 versus $83.9 thousand per million sold for the first quarter of 2021. The quarter over quarter increase in premiums is largely the result of stimulus associated with the SBA program which removes the ongoing guarantee fee, typically paid by the purchaser, on loans originated under the Economic Aid Act.  The volume of guaranteed loans sold decreased to $130.9 million for the second quarter of 2021 compared to $136.7 million sold in the prior quarter.  The average net gain on guaranteed loan sales was $66.8 thousand per million sold for the second quarter of 2020, largely influenced by pandemic influenced market conditions.

The net gain on loans accounted for under the fair value option totaled $1.1 million for the second quarter of 2021, a $2.2 million increase compared to the net loss for the second quarter of 2020 and a $3.1 million decrease compared to the net gain of $4.2 million for the first quarter of 2021. The increase in valuation of loans accounted for under the fair value option over the second quarter of 2020 was positively impacted by continued improvement in market conditions while the decrease over the first quarter was largely related to the amortization of the portfolio.

Equity method investments loss arising from losses experienced by several of the Company’s financial technology investees totaled $2.3 million for the second quarter of 2021 compared to a loss of $1.2 million for the first quarter of 2021. Compared to the second quarter of 2020 the loss was largely unchanged.

Noninterest Expense

Noninterest expense for the second quarter of 2021 totaled $57.6 million compared to $48.1 million for the second quarter of 2020 and $58.3 million for the first quarter of 2021.Salaries and employee benefits for the second quarter of 2021 increased to $32.9 million compared to $30.8 million for the second quarter of 2020 and $31.4 million for the first quarter of 2021.  The increase in salaries and employee benefits for both periods was principally related to continued investment in human resources to support strategic and growth initiatives.

Primary components of the change in salaries and employee benefits as compared to the second quarter of 2020 were $3.2 million in increased salaries and benefits combined with the vesting of 178 thousand restricted stock unit awards during the second quarter of 2021 with market price conditions that accelerated recognition of both stock compensation expense and payroll tax expense by a combined $1.8 million, partially offset by a decrease of $3.0 million largely related to the 2020 performance bonus pool that was available to all employees other than executive officers.

Primary components of the change in salaries and employee benefits as compared to the first quarter of 2021 was an additional bonus accrual of $4.0 million for all employees other than executive officers and executive management arising from the earnings associated with gains from the Company’s investment in Greenlight, partially offset by a decrease in payroll taxes and stock expense of $2.2 million largely related to vesting of approximately 398 thousand restricted stock unit awards that vested in the first quarter of 2021.

Travel expense for the second quarter of 2021 totaled $1.5 million compared to $364 thousand for the second quarter of 2020 and $659 thousand for the first quarter of 2021. Travel expenses increased to support the growth in loan origination volume and customer base as travel restrictions have lessened in recent months.

Professional services expense increased to $3.3 million for the second quarter of 2021 compared to $1.4 million for the second quarter of 2020 and decreased from $3.8 million for the first quarter of 2021. The increase for the second quarter of 2021 compared to the prior year was largely driven by an increase in legal fees.

Data processing expense for the second quarter of 2021 totaled $4.2 million compared to $2.8 million for the second quarter of 2020 and $3.9 million for the first quarter of 2021. The $1.5 million increase over the second quarter of 2020 was principally due to enhanced investments in the Company’s internal software technology resources.

The decrease in noninterest expense for the second quarter of 2021 compared to the first quarter of 2021 was also the result of impairment charges of $3.1 million related to renewable energy tax credit investments of $3.9 million in the first quarter of 2021.  As mentioned in the prior quarter, investments of this type generate a return primarily through the realization of income tax credits and other benefits; accordingly, impairment of the investment amount is recognized in conjunction with the realization of related tax benefits. This investment generated a federal investment tax credit of $3.4 million which is included in the Company’s estimated annual effective tax rate. Investments of this nature are part of the Company’s ongoing initiative to promote renewable energy sources.

Asset Quality

During the second quarter of 2021, the Company recognized net charge-offs for loans carried at historical cost of $2.4 million compared to net recoveries of $984 thousand in the first quarter of 2021 and net charge-offs $1.8 million in the second quarter of 2020. Net charge-offs (recoveries) as a percentage of average held for investment loans and leases carried at historical cost, annualized, for the quarters ended June 30, 2021 and March 31, 2021, was 0.21% and (0.09)%, respectively.

Unguaranteed nonperforming (nonaccrual) loans and leases, excluding $5.5 million and $5.8 million accounted for under the fair value option at June 30, 2021, and March 31, 2021, respectively, decreased to $22.5 million, or 0.48% of loans and leases held for investment which are carried at historical cost, at June 30, 2021, compared to $24.7 million, or 0.53%, at March 31, 2021.

The unguaranteed exposure of foreclosed assets decreased $486 thousand to $455 thousand at June 30, 2021, compared to March 31, 2021.  Foreclosed assets decreased $2.4 million to $1.8 million at June 30, 2021, compared to March 31, 2021.

Provision for (Recovery of) Loan and Lease Credit Losses

The provision for loan and lease credit losses for the second quarter of 2021 totaled $7.8 million compared to a provision of $10.0 million for the second quarter of 2020 and a recovery of $873 thousand for the first quarter of 2021.  The provision expense in the second quarter was primarily the result of the growing portfolio of loans and leases and the influence of current credit performance.

The allowance for credit losses on loans and leases totaled $57.8 million at June 30, 2021, compared to $52.4 million at March 31, 2021. The allowance for credit losses on loans and leases as a percentage of total loans and leases held for investment carried at historical cost was 1.23% and 1.12% at June 30, 2021, and March 31, 2021, respectively.  The allowance for credit losses on loans and leases as a percentage of total loans and leases held for investment carried at historical cost continues to be heavily influenced by the 100% guaranteed PPP loans.

Income Tax

Income tax expense in the second quarter of 2021 was $12.6 million compared to an income tax expense in the second quarter of 2020 of $1.5 million and $4.2 million in the first quarter of 2021. The effective tax rate for the second quarter of 2021 of 16.5% is principally the result of the above renewable energy tax credit investments and an income tax benefits arising from the vesting of stock unit awards, as the fair value of these awards exceeded the total compensation cost recognized by the Company for book purposes.

The increase in the income tax expense for the second quarter of 2021 compared to the income tax expense for the first quarter of 2021 was primarily the product of an increase of $32.6 million in income before taxes.

Shareholders’ Equity

Total shareholders’ equity increased by $67.0 million, or 11.3%, during the second quarter of 2021.  This increase was primarily due to net income, partially offset by cash paid for employee tax obligations in lieu of stock for settlement of vested restricted stock unit awards discussed above.  Total cash paid in lieu of stock during the second quarter was $5.7 million.

During the second quarter of 2021, 181,926 shares of Class B common stock (non-voting) were converted to Class A common stock (voting) in connection with private sales. The conversion decreased the value of Class B common stock (non-voting) and increased the value of Class A common stock (voting) by $1.9 million.

Conference Call

Live Oak will host a conference call to discuss quarterly results at 9:00 a.m. ET tomorrow morning (July 22, 2021). Media representatives, analysts and the public are invited to listen to this discussion by calling (844) 743-2494 (domestic) or (661) 378-9528 (international) with conference ID 5508559. A live webcast of the conference call along with presentation materials referenced during the conference call will be available on the Investor Relations page of the Company’s website at http://investor.liveoakbank.com. A replay of the conference call will also be available until August 5, 2021 and can be accessed by dialing (855) 859-2056 (domestic) or (404) 537-3406 (international).

CFO Commentary

Additional commentary on the quarter by Brett Caines, Chief Financial Officer of the Company, is available at http://investor.liveoakbank.com in the supporting materials for the conference call.

Important Note Regarding Forward-Looking Statements

Statements in this press release that are based on other than historical data or that express the Company’s plans or expectations regarding future events or determinations are forward-looking within the meaning of the Private Securities Litigation Reform Act of 1995. Statements based on historical data are not intended and should not be understood to indicate the Company’s expectations regarding future events. Forward-looking statements provide current expectations or forecasts of future events or determinations. These forward-looking statements are not guarantees of future performance or determinations, nor should they be relied upon as representing management’s views as of any subsequent date. Forward-looking statements involve significant risks and uncertainties, and actual results may differ materially from those presented, either expressed or implied, in this press release. Factors that could cause actual results to differ materially from those expressed in the forward-looking statements include changes in Small Business Administration (“SBA”) rules, regulations or loan products, including the Section 7(a) program, changes in SBA standard operating procedures or changes in Live Oak Banking Company's status as an SBA Preferred Lender; changes in rules, regulations or procedures for other government loan programs, including those of the United States Department of Agriculture; the potential impacts of the Coronavirus Disease 2019 (COVID-19) pandemic on trade (including supply chains and export levels), travel, employee productivity and other economic activities that may have a destabilizing and negative effect on financial markets, economic activity and customer behavior; a reduction in or the termination of the Company's ability to use the technology-based platform that is critical to the success of its business model, including a failure in or a breach of operational or security systems; competition from other lenders; the Company's ability to attract and retain key personnel; market and economic conditions and the associated impact on the Company; operational, liquidity and credit risks associated with the Company's business; the impact of heightened regulatory scrutiny of financial products and services and the Company's ability to comply with regulatory requirements and expectations; and the other factors discussed in the Company’s Annual Report on Form 10-K filed with the Securities and Exchange Commission (“SEC”) and available at the SEC’s Internet site (http://www.sec.gov). Except as required by law, the Company specifically disclaims any obligation to update any factors or to publicly announce the result of revisions to any of the forward-looking statements included herein to reflect future events or developments.

About Live Oak Bancshares, Inc.

Live Oak Bancshares, Inc. (Nasdaq: LOB) is a financial holding company and the parent company of Live Oak Bank.  Live Oak Bancshares and its subsidiaries partner with businesses that share a groundbreaking focus on service and technology to redefine banking. To learn more, visit www.liveoakbank.com.

Contacts:

Brett Caines | CFO | Investor Relations | 910.796.1645

Claire Parker | SVP Corporate Communications | Media Relations | 910.597.1592

Live Oak Bancshares, Inc.

Quarterly Statements of Income (unaudited)

(Dollars in thousands, except per share data)

	Three months ended
	2Q 2021	1Q 2021	4Q 2020	3Q 2020	2Q 2020
Interest income
Loans and fees on loans	$84,780	$84,993	$79,166	$70,621	$62,022
Investment securities, taxable	2,975	2,929	3,345	4,123	3,786
Other interest earning assets	244	303	529	334	1,009
Total interest income	87,999	88,225	83,040	75,078	66,817
Interest expense
Deposits	14,820	16,944	19,195	22,155	25,121
Borrowings	1,717	1,331	1,544	1,560	798
Total interest expense	16,537	18,275	20,739	23,715	25,919
Net interest income	71,462	69,950	62,301	51,363	40,898
Provision for (recovery of) loan and lease credit losses	7,846	(873)	8,634	10,274	9,958
Net interest income after provision for (recovery of) loan and lease credit losses	63,616	70,823	53,667	41,089	30,940
Noninterest income
Loan servicing revenue	6,218	6,434	6,684	6,803	6,691
Loan servicing asset revaluation	(3,181)	1,493	(5,756)	2,061	(1,571)
Net gains on sales of loans	16,234	11,929	14,976	12,690	10,695
Net gain (loss) on loans accounted for under the fair value option	1,135	4,218	(4,759)	3,403	(1,089)
Equity method investments income (loss)	(2,278)	(1,157)	(8,739)	(1,231)	(2,243)
Equity security investments gains (losses), net	44,253	105	107	14,705	161
Gain on sale of investment securities available-for-sale, net	—	—	—	1,225	734
Lease income	2,616	2,599	2,615	2,634	2,635
Management fee income	1,473	1,934	2,206	1,296	1,206
Other noninterest income	3,641	3,502	3,469	3,458	5,192
Total noninterest income	70,111	31,057	10,803	47,044	22,411
Noninterest expense
Salaries and employee benefits	32,900	31,366	29,477	24,203	30,782
Travel expense	1,549	659	1,056	250	364
Professional services expense	3,329	3,831	1,691	1,346	1,385
Advertising and marketing expense	875	652	973	552	624
Occupancy expense	2,224	2,112	2,302	2,079	1,955
Data processing expense	4,234	3,894	3,414	3,009	2,764
Equipment expense	4,385	4,354	4,002	4,314	4,652
Other loan origination and maintenance expense	3,307	3,327	3,173	2,669	2,492
Renewable energy tax credit investment impairment	—	3,127	—	—	—
FDIC insurance	1,704	1,765	2,147	2,095	1,721
Other expense	3,051	3,185	4,200	2,133	1,361
Total noninterest expense	57,558	58,272	52,435	42,650	48,100
Income before taxes	76,169	43,608	12,035	45,483	5,251
Income tax expense (benefit)	12,587	4,181	(17,553)	11,703	1,474
Net income	$63,582	$39,427	$29,588	$33,780	$3,777
Earnings per share
Basic	$1.48	$0.92	$0.72	$0.83	$0.09
Diluted	$1.41	$0.88	$0.68	$0.81	$0.09
Weighted average shares outstanding
Basic	43,173,312	42,673,615	41,320,851	40,542,696	40,506,671
Diluted	45,062,392	44,696,850	43,333,707	41,549,632	41,122,025

Live Oak Bancshares, Inc.

Quarterly Balance Sheets (unaudited)

(Dollars in thousands)

	As of the quarter ended
	2Q 2021	1Q 2021	4Q 2020	3Q 2020	2Q 2020
Assets
Cash and due from banks	$428,907	$630,081	$297,167	$608,826	$1,256,958
Federal funds sold	9,917	5,461	21,153	25,924	91,188
Certificates of deposit with other banks	6,000	6,500	6,500	7,250	7,250
Investment securities available-for-sale	817,896	775,177	750,098	765,777	779,794
Loans held for sale (1)	1,064,911	1,076,741	1,175,470	1,190,200	976,594
Loans and leases held for investment (2)	5,441,423	5,456,754	5,144,930	5,037,094	4,650,030
Allowance for credit losses on loans and leases	(57,848)	(52,417)	(52,306)	(44,210)	(44,083)
Net loans and leases	5,383,575	5,404,337	5,092,624	4,992,884	4,605,947
Premises and equipment, net	249,069	253,774	259,267	253,737	269,063
Foreclosed assets	1,793	4,185	4,155	3,264	5,660
Servicing assets	36,966	37,744	33,918	37,831	33,834
Other assets	244,152	223,875	231,951	207,688	182,866
Total assets	$8,243,186	$8,417,875	$7,872,303	$8,093,381	$8,209,154
Liabilities and Shareholders’ Equity
Liabilities
Deposits:
Noninterest-bearing	$89,768	$75,794	$75,287	$58,771	$53,938
Interest-bearing	6,431,065	6,240,210	5,637,541	5,647,273	5,819,354
Total deposits	6,520,833	6,316,004	5,712,828	5,706,044	5,873,292
Borrowings	1,012,431	1,465,961	1,542,093	1,747,083	1,721,029
Other liabilities	52,575	45,550	49,532	56,090	66,398
Total liabilities	7,585,839	7,827,515	7,304,453	7,509,217	7,660,719
Shareholders’ equity
Preferred stock, no par value, 1,000,000 shares authorized, none issued or outstanding	—	—	—	—	—
Class A common stock (voting)	299,809	298,525	298,890	325,753	319,542
Class B common stock (non-voting)	5,404	7,330	11,729	26,106	28,753
Retained earnings	339,011	275,377	235,724	207,400	174,837
Accumulated other comprehensive income	13,123	9,128	21,507	24,905	25,303
Total shareholders' equity	657,347	590,360	567,850	584,164	548,435
Total liabilities and shareholders’ equity	$8,243,186	$8,417,875	$7,872,303	$8,093,381	$8,209,154

(1)

Includes $29.0 million, $35.9 million, $36.1 million, $30.4 million and $32.1 million measured at fair value for the quarters ended June 30, 2021, March 31, 2021, December 31, 2020, September 30, 2020 and June 30, 2020, respectively.

(2)

Includes $743.2 million, $790.8 million, $815.4 million, $845.7 million and $834.6 million measured at fair value for the quarters ended June 30, 2021, March 31, 2021, December 31, 2020, September 30, 2020 and June 30, 2020, respectively.

Live Oak Bancshares, Inc.

Statements of Income (unaudited)

(Dollars in thousands, except per share data)

	Six months ended
	June 30, 2021	June 30, 2020
Interest income
Loans and fees on loans	$169,773	$120,983
Investment securities, taxable	5,904	7,548
Other interest earning assets	547	1,759
Total interest income	176,224	130,290
Interest expense
Deposits	31,764	48,376
Borrowings	3,048	855
Total interest expense	34,812	49,231
Net interest income	141,412	81,059
Provision for loan and lease credit losses	6,973	21,750
Net interest income after provision for loan and lease credit losses	134,439	59,309
Noninterest income
Loan servicing revenue	12,652	13,113
Loan servicing asset revaluation	(1,688)	(6,263)
Net gains on sales of loans	28,163	21,807
Net gain (loss) on loans accounted for under the fair value option	5,353	(11,727)
Equity method investments income (loss)	(3,435)	(4,721)
Equity security investments gains (losses), net	44,358	97
Gain on sale of investment securities available-for-sale, net	—	655
Lease income	5,215	5,259
Management fee income	3,407	2,850
Other noninterest income	7,143	7,083
Total noninterest income	101,168	28,153
Noninterest expense
Salaries and employee benefits	64,266	58,845
Travel expense	2,208	2,145
Professional services expense	7,160	3,322
Advertising and marketing expense	1,527	1,985
Occupancy expense	4,336	4,376
Data processing expense	8,128	5,921
Equipment expense	8,739	9,287
Other loan origination and maintenance expense	6,634	4,948
Renewable energy tax credit investment impairment	3,127	—
FDIC insurance	3,469	3,231
Other expense	6,236	3,531
Total noninterest expense	115,830	97,591
Income (loss) before taxes	119,777	(10,129)
Income tax expense (benefit)	16,768	(6,304)
Net income (loss)	$103,009	$(3,825)
Earnings (loss) per share
Basic	$2.40	$(0.10)
Diluted	$2.29	$(0.10)
Weighted average shares outstanding
Basic	42,924,844	40,420,425
Diluted	44,881,002	41,098,037

Live Oak Bancshares, Inc.

Quarterly Selected Financial Data

(Dollars in thousands, except per share data)

	As of and for the three months ended
	2Q 2021	1Q 2021	4Q 2020	3Q 2020	2Q 2020
Income Statement Data
Net income	$63,582	$39,427	$29,588	$33,780	$3,777
Per Common Share
Net income, basic	$1.48	$0.92	$0.72	$0.83	$0.09
Net income, diluted	1.41	0.88	0.68	0.81	0.09
Dividends declared	0.03	0.03	0.03	0.03	0.03
Book value	15.19	13.74	13.38	14.69	13.53
Tangible book value (1)	15.10	13.65	13.28	14.30	13.43
Performance Ratios
Return on average assets (annualized)	3.01%	1.98%	1.49%	1.67%	0.22%
Return on average equity (annualized)	41.30	26.89	19.86	23.64	2.68
Net interest margin	3.63	3.81	3.33	2.77	2.56
Efficiency ratio (1)	40.66	57.69	71.73	43.89	76.87
Noninterest income to total revenue	49.52	30.75	14.78	47.15	34.64
Selected Loan Metrics
Loans and leases originated	$1,153,693	$1,180,219	$808,010	$966,499	$2,175,055
Guaranteed loans sold	130,858	136,747	110,588	114,731	154,980
Average net gain on sale of guaranteed loans	114.77	83.92	115.94	110.19	66.76
Adjusted average net gain on sale of guaranteed loans (2)	114.77	83.92	114.07	107.99	65.94
Outstanding balance of sold loans serviced:
Guaranteed	2,694,931	2,843,963	2,819,625	2,878,664	2,840,429
Unguaranteed	439,137	372,764	385,998	264,829	231,602
Total	3,134,068	3,216,727	3,205,623	3,143,493	3,072,031
Asset Quality Ratios
Allowance for credit losses to loans and leases held for investment (4)	1.23%	1.12%	1.21%	1.05%	1.16%
Net charge-offs (recoveries) (4)	$2,417	$(984)	$537	$10,147	$1,781
Net charge-offs (recoveries) to average loans and leases held for investment (3) (4)	0.21%	(0.09)%	0.05%	1.03%	0.21%
Nonperforming loans and leases (4) (5)	$48,009	$57,371	$46,110	$46,749	$40,275
Foreclosed assets	1,793	4,185	4,155	3,264	5,660
Nonperforming loans and leases (unguaranteed exposure) (4) (5)	22,458	24,738	20,078	20,153	13,122
Foreclosed assets (unguaranteed exposure)	455	941	935	642	1,199
Nonperforming loans and leases not guaranteed by the SBA and foreclosures (4) (5)	$22,913	$25,679	$21,013	$20,795	$14,321
Nonperforming loans, leases and foreclosures, not guaranteed by the SBA, to total assets (4) (5)	0.31%	0.34%	0.30%	0.29%	0.20%
Nonperforming loans accounted for under the fair value option	$39,826	$40,234	$35,499	$47,434	$46,221
Nonperforming loans accounted for under the fair value option (unguaranteed exposure)	5,503	5,838	5,387	7,495	6,352
Capital Ratios
Common equity tier 1 capital (to risk-weighted assets)	12.45%	12.16%	12.15%	13.09%	12.84%
Total capital (to risk-weighted assets)	13.63	13.32	13.39	14.19	13.99
Tier 1 risk based capital (to risk-weighted assets)	12.45	12.16	12.15	13.09	12.84
Tier 1 leverage capital (to average assets)	8.70	8.50	8.40	8.44	7.96

Notes to Quarterly Selected Financial Data

(1)  See accompanying GAAP to Non-GAAP Reconciliation.

(2)  Excludes fair value gain/loss on exchange-traded interest rate futures contracts.

(3)  Quarterly net charge-offs as a percentage of quarterly average loans and leases held for investment, annualized.

(4)  Excludes loans measured at fair value.

(5)  The quarters ended December 31, 2020 and September 30, 2020 exclude one $6.1 million hotel loan classified as held for sale.

Live Oak Bancshares, Inc.

Quarterly Average Balances and Net Interest Margin

(Dollars in thousands)

	Three Months Ended June 30, 2021			Three Months Ended March 31, 2021
	Average Balance	Interest	Average Yield/Rate	Average Balance	Interest	Average Yield/Rate
Interest earning assets:
Interest earning balances in other banks	$514,232	$234	0.18%	$331,260	$297	0.36%
Federal funds sold	29,199	10	0.14	28,202	6	0.09
Investment securities	764,017	2,975	1.56	736,158	2,929	1.61
Loans held for sale	1,134,259	15,216	5.38	1,158,844	15,077	5.28
Loans and leases held for investment (1)	5,447,839	69,564	5.12	5,186,963	69,916	5.47
Total interest earning assets	7,889,546	87,999	4.47	7,441,427	88,225	4.81
Less: allowance for credit losses on loans and leases	(51,994)			(52,317)
Non-interest earning assets	623,895			593,573
Total assets	$8,461,447			$7,982,683
Interest bearing liabilities:
Interest bearing checking	$60,439	$86	0.57%	$250,005	$356	0.58%
Savings	3,101,733	4,309	0.56	2,356,598	3,512	0.60
Money market accounts	104,826	82	0.31	105,753	83	0.32
Certificates of deposit	3,078,789	10,343	1.35	3,151,575	12,993	1.67
Total interest bearing deposits	6,345,787	14,820	0.94	5,863,931	16,944	1.17
Borrowings	1,368,742	1,717	0.50	1,429,177	1,331	0.38
Total interest bearing liabilities	7,714,529	16,537	0.86	7,293,108	18,275	1.02
Non-interest bearing deposits	85,824			63,917
Non-interest bearing liabilities	45,309			39,155
Shareholders' equity	615,785			586,503
Total liabilities and shareholders' equity	$8,461,447			$7,982,683
Net interest income and interest rate spread		$71,462	3.61%		$69,950	3.79%
Net interest margin			3.63			3.81
Ratio of average interest-earning assets to average interest-bearing liabilities			102.27%			102.03%

(1)Average loan and lease balances include non-accruing loans.

Live Oak Bancshares, Inc.

GAAP to Non-GAAP Reconciliation

(Dollars in thousands)

	As of and for the three months ended
	2Q 2021	1Q 2021	4Q 2020	3Q 2020	2Q 2020
Total shareholders’ equity	$657,347	$590,360	$567,850	$584,164	$548,435
Less:
Goodwill	1,797	1,797	1,797	1,797	1,797
Other intangible assets	2,103	2,141	2,179	2,218	2,294
Tangible shareholders’ equity (a)	$653,447	$586,422	$563,874	$580,149	$544,344
Shares outstanding (c)	43,264,460	42,951,344	42,452,446	40,575,982	40,525,632
Total assets	$8,243,186	$8,417,875	$7,872,303	$8,093,381	$8,209,154
Less:
Goodwill	1,797	1,797	1,797	1,797	1,797
Other intangible assets	2,103	2,141	2,179	2,218	2,294
Tangible assets (b)	$8,239,286	$8,413,937	$7,868,327	$8,089,366	$8,205,063
Tangible shareholders’ equity to tangible assets (a/b)	7.93%	6.97%	7.17%	7.17%	6.63%
Tangible book value per share (a/c)	$15.10	$13.65	$13.28	$14.30	$13.43
Efficiency ratio:
Noninterest expense (d)	$57,558	$58,272	$52,435	$42,650	$48,100
Net interest income	71,462	69,950	62,301	51,363	40,898
Noninterest income	70,111	31,057	10,803	47,044	22,411
Less: gain (loss) on sale of securities	—	—	—	1,225	734
Adjusted operating revenue (e)	$141,573	$101,007	$73,104	$97,182	$62,575
Efficiency ratio (d/e)	40.66%	57.69%	71.73%	43.89%	76.87%

Live Oak Bancshares, Inc.

GAAP to Non-GAAP Reconciliation (Continued)

(Dollars in thousands)

	Three Months Ended			Six Months Ended
	2Q 2021	1Q 2021	2Q 2020	2Q 2021	2Q 2020
Reconciliation of net income (loss) to non-GAAP net income (loss):
Net income (loss)	$63,582	$39,427	$3,777	$103,009	$(3,825)
Gain on sale of aircraft	—	(114)	—	(114)	—
Income tax effects and adjustments for non-GAAP items *	—	27	—	27	—
Non-GAAP net income (loss)	$63,582	$39,340	$3,777	$102,922	$(3,825)
* Estimated at 24.0%
Non-GAAP earnings (loss) per share:
Basic	$1.48	$0.92	$0.09	$2.40	$(0.10)
Diluted	$1.41	$0.88	$0.09	$2.29	$(0.10)
Weighted-average shares outstanding:
Basic	43,173,312	42,673,615	40,506,671	42,924,844	40,420,425
Diluted	45,062,392	44,696,850	41,122,025	44,881,002	41,098,037
Reconciliation of financial statement line items as reported to non-GAAP:
Noninterest income, as reported	$70,111	$31,057	$22,411	$101,168	$28,153
Gain on sale of aircraft	—	(114)	—	(114)	—
Noninterest income, non-GAAP	$70,111	$30,943	$22,411	$101,054	$28,153
Income (loss) before taxes, as reported	$76,169	$43,608	$5,251	$119,777	$(10,129)
Gain on sale of aircraft	—	(114)	—	(114)	—
Income (loss) before taxes, non-GAAP	$76,169	$43,494	$5,251	$119,663	$(10,129)
Income tax expense (benefit), as reported	$12,587	$4,181	$1,474	$16,768	$(6,304)
Income tax effects and adjustments for non-GAAP items	—	(27)	—	(27)	—
Income tax expense (benefit), non-GAAP	$12,587	$4,154	$1,474	$16,741	$(6,304)

This press release presents the non-GAAP financial measures. The adjustments to reconcile from the applicable GAAP financial measure to the non-GAAP financial measures are included where applicable in financial results presented in accordance with GAAP. The Company considers these adjustments to be relevant to ongoing operating results. The Company believes that excluding the amounts associated with these adjustments to present the non-GAAP financial measures provides a meaningful base for period-to-period comparisons, which will assist regulators, investors, and analysts in analyzing the operating results or financial position of the Company. The non-GAAP financial measures are used by management to assess the performance of the Company’s business for presentations of Company performance to investors, and for other reasons as may be requested by investors and analysts. The Company further believes that presenting the non-GAAP financial measures will permit investors and analysts to assess the performance of the Company on the same basis as that applied by management. Non-GAAP financial measures have inherent limitations, are not required to be uniformly applied, and are not audited. Although non-GAAP financial measures are frequently used by shareholders to evaluate a company, they have limitations as an analytical tool and should not be considered in isolation or as a substitute for analysis of results reported under GAAP.